Exhibit 14.1

VOLATO GROUP, INC.

CODE OF BUSINESS CONDUCT AND ETHICS

(Adopted by the Board of Directors on December 1, 2023. Effective at the Merger Effective Time associated with the Company’s business combination.)

A: PURPOSE

The Board of Directors (the “Board”) of Volato Group, Inc. (together with its subsidiaries, the “Company”) has adopted this Code of Business Conduct and Ethics (the “Code”) to deter wrongdoing and to promote:

1.      fair and accurate financial reporting;

2.    compliance with applicable laws, rules, and regulations including, without limitation, full, fair, accurate, timely, and understandable disclosure in reports and documents the Company files with, or submits to, the U.S. Securities and Exchange Commission (the “SEC”) and in the Company’s other public communications;

3.      the prompt internal reporting of violations of the Code as set forth in the Code;

4.      honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest; and

5.      a culture of honesty and accountability.

The Code applies to directors, officers, and employees (who, unless otherwise specified, will be referred to jointly as “employees”) of the Company), as well as the Company’s contractors, consultants, and agents.

The purpose of the Code is to serve as a guide, and the Company expects its employees to use good judgment and adhere to the high ethical standards to which the Company is committed.

For purposes of the Code, the Company’s General Counsel serves as the Compliance Officer. The Compliance Officer may designate others, from time to time, to assist with the execution of the its duties under the Code.

Employees are expected to read the policies set forth in the Code, ensure they understand and comply with them, and report any suspected violations as described below in Section I, below (Compliance and Reporting). The Compliance Officer is responsible for applying these policies to specific situations in which questions arise, and the Compliance Officer has the authority to interpret these policies in particular situations. Questions about the Code or the appropriate course of conduct in a particular situation relevant to the Code should be directed to the Company’s Human Resources Department or to the Compliance Officer, who may consult with the Company’s outside legal counsel or the Company’s Board, as appropriate.

Every employee should read the Code in conjunction with other Company policies that are applicable to employees.

B: HONEST AND ETHICAL CONDUCT

The Company’s policy is to promote high standards of integrity by conducting its affairs honestly and ethically. Each employee must act with integrity and observe the highest ethical standards of business conduct in their dealings with the Company’s customers, suppliers, partners, service providers, competitors, employees and anyone else with whom they have contact in the course of performing their job.

C: FINANCIAL REPORTS AND OTHER RECORDS – DISCLOSURE

The Company’s periodic reports and other documents filed with the SEC, including all financial statements and other financial information, must comply with applicable federal securities laws and SEC rules. Employees are responsible for the accurate and complete reporting of financial information within their respective areas and for the timely notification to senior management of financial and non-financial information that may be material to the Company to ensure full, fair, accurate, timely, and understandable disclosure in reports and documents that the Company files with government agencies or releases to the general public.

Every employee involved in the Company’s disclosure process should become familiar with the disclosure requirements applicable to the Company and the business and financial operations of the Company, and should not knowingly misrepresent facts, or cause others to misrepresent facts, about the Company to others, whether within or outside the Company, including to the Company’s independent auditors, governmental regulators, and self-regulatory organizations.

Employees must maintain the Company’s books, records, accounts, and financial statements in reasonable detail, and reflect the matters to which the details relate accurately, fairly, and completely. Furthermore, employees must ensure that the Company’s books, records, accounts, and financial statements conform to applicable legal requirements and to the Company’s system of internal controls. Employees must carefully and properly account for the Company’s assets. An employee must not establish any undisclosed or unrecorded account or fund for any purpose. An employee must not make any false or misleading entry in the Company’s books or records for any reason or disburse any corporate funds or other corporate property without adequate supporting documentation and authorization. An employee must not misclassify a transaction related to accounts, business units, or accounting periods. Every employee bears the responsibility for ensuring they are not party to a false or misleading accounting entry.

D: CONFLICTS OF INTEREST

Employees must act and behave in the Company’s best interests and not based on personal interests, relationships, or benefits. Employees should avoid situations where personal activities and relationships conflict, or appear to conflict, with the interests of the Company. A conflict of interest can arise when an employee (or a member of their family) takes actions or has interests that may make it difficult to perform their work for the Company objectively and effectively. Conflicts of interest also arise when an employee (or a member of their family) receives improper personal benefits as a result of their position in the Company. Examples of conflicts of interest include, but are not limited to, initiating transactions with family members, having interests in other businesses, receiving gifts or gratuities, loans by the Company to, or guarantees by the Company of obligations of, employees or their family members, and the personal use of Company assets.

Evaluating whether a conflict of interest exists or might exist can be difficult and can involve a number of considerations; therefore, an employee should seek guidance from the Company’s Compliance Officer or the Board, if the potential or actual conflict of interest involves a director or executive officer, when the employee has questions about a possible conflict of interest.

If an employee is aware of an actual or potential conflict of interest where their interests might conflict with the Company’s interests, or the employee is concerned that a conflict might develop, then the employee must discuss the activity with the Company’s Compliance Officer or the Board, if the potential or actual conflict of interest involves a director or executive officer, and obtain approval from the Compliance Officer or the Board, if the potential or actual conflict of interest involves a director or executive officer, before engaging in that activity or accepting something of value. Every employee should be familiar with and comply with the Company’s Related Party Transactions Policy.

E: CORPORATE OPPORTUNITIES

Except as otherwise set forth in the Company’s Certificate of Incorporation and/or the Company’s Bylaws, every employee owes a duty to the Company to advance the Company’s business interests when the opportunity to do so arises. Employees are prohibited from taking, or directing to a third party to take, a business opportunity that is made known or available through the use of Company property, information, or position, unless the Company has been offered the business opportunity and refused it. Employees are further prohibited from competing with the Company directly or indirectly during their employment with the Company and as otherwise provided in any written agreement with the Company.

Sometimes the distinction between personal benefit and Company benefit is difficult to draw, and sometimes there are both personal benefit and Company benefit in a certain activity. An employee should consult with the Compliance Officer whenever such an activity arises.

F: PROTECTION OF ASSETS, CONFIDENTIALITY, AND COMMUNICATIONS

Employees should endeavor to protect the Company’s assets and ensure their efficient use. Suspected incidences of fraud or theft should be reported immediately to the Compliance Officer for timely and thorough investigation and response.

In carrying out the Company’s business, an employee might learn confidential or proprietary information about the Company, its customers, suppliers, or business partners. Proprietary information includes intellectual property such as trade secrets, patents, trademarks, and copyrights, as well as business and marketing plans, engineering and manufacturing ideas, designs, databases, records, and any nonpublic financial data or reports. Unauthorized use or distribution of this information is prohibited and could also be illegal and result in civil or criminal penalties. Confidential or proprietary information of the Company, as well as other companies, includes non-public information that would be harmful to the relevant company or useful to competitors if the information was disclosed.

Employees must maintain the confidentiality of information about the Company and other companies that is entrusted to them by the Company, use such information only for permissible business purposes and in accordance with any restrictions imposed by the disclosing party, and limit dissemination of the confidential information, both inside and outside the Company, only to the individuals who need to know the information for business purposes and who are bound by similar obligations of confidentiality, unless disclosure is otherwise authorized or legally mandated.

The obligation to protect confidential information does not end when an employee leaves the Company. Questions about whether information is confidential should be directed to the Compliance Officer.

Any employee who is contacted by a member of the financial community, the news media, or any other outside organization or individual, must refer the contacting party to the Chief Executive Officer or the Chief Financial Officer. For example, any questions on overall business trends, business in different geographies, pricing, suppliers, new products or technologies, lawsuits or disputes, or any other aspects of the Company’s business should be referred to the Chief Executive Officer or the Chief Financial Officer.

G: FAIR DEALING

The Company does not seek competitive advantage through illegal or unethical business practices. Every employee should endeavor to deal fairly with the Company’s customers, service providers, suppliers, competitors, business partners, and fellow employees. No employee should take unfair advantage of anyone else through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair dealing practice.

H: COMPLIANCE WITH LAWS, RULES, AND REGULATIONS1

Employees must respect and obey applicable laws, rules, and regulations where the Company operates when carrying out their responsibilities on behalf of the Company and refrain from illegal conduct when doing so.

Employees have the obligation to be knowledgeable about the specific laws, rules, and regulations that apply to their areas of responsibility. If a law, rule, or regulation conflicts with a policy in the Code, then the employee must comply with the law, rule, or regulation. Questions as to the applicability of a law, rule, or regulation should be directed to the Compliance Officer. The following are brief summaries of various topics about which employees should be aware:

1.	Antitrust Laws. Antitrust laws (also known as anti-competition laws) are designed to encourage competitive markets and prohibit activities that would unreasonably restrain competition. In general, any action taken in combination with another company that unreasonably reduces competition violates antitrust law. Certain types of agreements with competitors, including, but not limited to, agreements on fixing or setting prices and output, are always illegal and can result in criminal penalties, such as prison for the individuals involved and large fines for the corporations involved. In addition, unilateral actions by a company with market power in the sale or purchase of a particular good or service can violate antitrust laws when those actions unfairly exclude competition. Because of the numerous anti- competition laws in various jurisdictions inside and outside the United States, at times it is possible that certain actions may simultaneously violate one jurisdiction’s anti-competition laws while not violating another jurisdiction’s anti-competition laws.

The Company is committed to complying with those laws that govern fair competition. Any activity by an employee that undermines this commitment is unacceptable. Because the antitrust laws governing this area are complex, whenever appropriate an employee should consult with the Compliance Officer before taking any action that might implicate these laws.

2.	Health, Safety, and Environment Laws. The Company is committed to conducting its business activities and operations in a manner that promotes protection of the public and the environment to the fullest extent practicable. Every employee is responsible for complying with applicable laws, rules, and regulations governing health, safety, and the environment.

3.	Fair Employment Practice Laws. The Company is committed to maintaining a work environment in which all individuals are treated with respect and dignity. Every employee has the right to work in a professional atmosphere that promotes equal employment opportunities and where discriminatory practices, including harassment, are prohibited.

1 Note to Volato: Are there any specific aviation laws/regulations that should be added in this section?

The Company requires every employee to treat co-workers in a respectful manner and to forge working relationships that are uniformly free of bias, prejudice, and harassment. The Company prohibits discrimination against or harassment of any other employee on the basis of race, religion, or religious creed (including religious dress and grooming practices), color, ethnic or national origin, sex (including pregnancy, childbirth, breastfeeding, or related medical condition), nationality, national origin, ancestry, immigration status or citizenship, age, physical or mental disability, medical condition (including genetic information or characteristics, or those of a family member), military service or veteran status, marital status or family care status, sexual orientation, family medical leave, gender (including gender identity, gender expression, transgender status, or sexual stereotypes), political views or activity, status as a victim of domestic violence, sexual assault or stalking, or any other basis or classification protected by applicable federal, state, or local laws.

An employee who is found to have discriminated against another employee will be subject to formal disciplinary procedures, up to and including termination.

No employee will suffer reprisal or retaliation for making a complaint or reporting an incident of discrimination or perceived discrimination, or for participating in an investigation of an incident of discrimination or perceived discrimination.

4.	Foreign Corrupt Practices and Anti-Bribery Laws. The Company strictly prohibits all forms of bribery and corruption, regardless of whether the prohibited activity involves a public official or a private person. Bribery and corruption are totally opposed to the Company’s commitment to operate with the utmost integrity and transparency, and such practices are also prohibited under the laws of most countries around the world, including pursuant to laws such as the U.S. Foreign Corrupt Practices Act of 1977 and the United Kingdom Bribery Act of 2010. An employee should seek guidance from the Compliance Officer whenever they have a question about what might constitute bribery or corruption.

5.	Insider Trading Laws. Under federal and state securities laws, it is illegal to trade in the securities of a company while in possession of material non-public information about that company. Because employees will often have knowledge of confidential information that is not disclosed outside the Company, and as such would constitute material non-public information, trading in the Company’s securities or in the securities of another company with which the Company does business could constitute insider trading. It is every employee’s responsibility to comply with the insider trading laws, including not sharing material non-public information with any individual who might use that information to trade in the Company’s securities. Every employee should be familiar with and comply with the Company’s Insider Trading Policy.

6.	Anti-Money-Laundering Laws. The Company is committed to complying fully with all anti- money-laundering laws. Money laundering generally involves conducting a transaction for the purpose of concealing the illegal origins of funds or to facilitate illegal activity. The Company will only conduct business with reputable customers who are involved in legitimate business activities using funds derived from legitimate sources. Employees should avoid engaging in a transaction that is structured in a way that could be viewed as concealing illegal conduct or the tainted nature of the proceeds or assets being used in the transaction.

7.	U.S. Economic Sanctions Compliance and Export Control Laws. The Company requires compliance with the laws that govern trade in the United States and in those countries in which the Company conducts its business. Many countries maintain controls on the export of hardware, software, and technology. Some of the strictest export controls are maintained by the U.S. Government against countries and certain identified individuals or entities that the U.S. Government considers unfriendly or as supporting international terrorism. These export controls include:

a.	restrictions on the export and reexport of products, services, software, information, or technology that can occur via physical shipments, carrying by hand, electronic transmissions (for example, emails, distribution of source code and software), and verbal communications;

b.	sanctions and embargoes that restrict activities, including exports, monetary payments, travel, and the provision of services to certain individuals (including individuals and entities included in, and owned or controlled by an individual or entity included in, the List of Specially Designated Nationals and Blocked Persons, the Sectoral Sanctions Identifications (SSI) List, or Foreign Sanctions Evaders List that is maintained by the Office of Foreign Assets Control of the U.S. Treasury Department or any other applicable list of sanctioned, embargoed, blocked, criminal, or debarred persons maintained by any U.S. or non-U.S. government, the European Union, Interpol, the United Nations, the World Bank, or any other public international organization relevant to Company business), companies, and countries;

c.	international boycotts not sanctioned by the U.S. government that prohibit business activity with a country, its nationals, or targeted companies; and imports of products that are subject to the importing country’s customs laws and regulations, which apply regardless of the mode of transportation, including courier shipments and carrying by hand.

Employees must comply with applicable trade control laws and must not cause the Company to be in violation of those laws. If an employee becomes aware of any information implying that the Company has engaged or might engage in the future in a transaction that might violate applicable economic sanctions, then the employee should report this information to the Compliance Officer immediately. In addition, the Compliance Officer should be consulted in relation to any proposed export of the Company’s products.

I: COMPLIANCE AND REPORTING

8.	Seeking Guidance. Employees are encouraged to seek guidance from their manager or supervisor, or the Human Resources Department, or the Compliance Officer, when in doubt about the best course of action to take in a particular situation that involves complying with the Code. In most instances, questions regarding complying with the Code should be brought to the attention of the Compliance Officer.

9.	Reporting Violations. When an employee suspects or knows there has been a violation of the Code, or of an applicable law, rule, or regulation (including complaints or concerns about accounting matters, internal accounting controls, or auditing matters), then the employee should report this information immediately to the Compliance Officer. All reported information is kept confidential, to the extent possible, except where disclosure is required to investigate a report or mandated by law. The Company does not permit retaliation of any kind for the good faith report of a violation or possible violation of the Code.

10.	Investigations. Reported violations of the Code are promptly and thoroughly investigated. As a general matter, the Board will oversee the investigation of a potential violation by a director or executive officer, and the Compliance Officer will oversee the investigation of a potential violation by other employees. It is imperative that the employee who reports the violation does not conduct an investigation on their own. Employees are expected to cooperate fully with an appropriately authorized investigation, whether internal or external, of a reported violation. Employees should never withhold, tamper with, or fail to communicate relevant information in connection with an appropriately authorized investigation. In addition, employees are expected to maintain and safeguard the confidentiality of an investigation to the extent possible, except as otherwise provided below or by applicable law. Making a false statement to or otherwise misleading internal or external auditors, investigators, legal counsel, Company representatives, regulators, or governmental entities can be grounds for termination of employment or other relationship with the Company and might also be a criminal act that could result in severe penalties.

11.	Sanctions. An employee who violates the Code can be subject to formal disciplinary action, up to and including termination of employment. Moreover, an employee who directs or approves of conduct in violation of the Code, or who has knowledge of such conduct but does not immediately report it, can also be subject to formal disciplinary action, up to and including termination of employment. A director who violates the Code or directs or approves conduct in violation of the Code will be subject to appropriate action as determined by the Board. Furthermore, violations of some provisions of the Code are illegal and could subject an employee to civil and criminal liability.

12.	Disclosure. Nothing in the Code limits or prohibits an employee from engaging for a lawful purpose in any “Protected Activity.” “Protected Activity” means filing a charge or complaint, or otherwise communicating, cooperating, or participating, with any state, federal, or other governmental agency, including the SEC, the U.S. Equal Employment Opportunity Commission, and the National Labor Relations Board. Notwithstanding any other policies in the Code (or elsewhere), an employee is not required to obtain authorization from the Company prior to disclosing information to, or communicating with, such agencies, nor is an employee obligated to advise the Company as to any such disclosures or communications. Notwithstanding, in making such disclosures or communications, employees should take all reasonable precautions to prevent unauthorized use or disclosure of information that might constitute Company confidential information to any parties other than the relevant government agencies. Protected Activity does not include the disclosure of Company attorney- client privileged communications; such disclosure, without the Company’s written consent, violates Company policy.

J: WAIVERS OF THE CODE

Amendment or waiver of any provision of the Code must be approved in writing by the Board or, if appropriate, the Board’s authorized delegate, and promptly disclosed pursuant to applicable laws and regulations. Waiver or modification of the Code for an executive officer or any other person performing similar functions in the Company will be promptly disclosed to stockholders if and as required by applicable law or the rules of the stock exchange on which the securities of the Company are listed.

K: AMENDMENT

The Company reserves the right to amend the Code at any time, for any reason, subject to applicable laws, rules, and regulations.

L: E-ACKNOWLEDGMENT

New employees must e-sign an e-acknowledgment confirming they have read the Code and understand and agree to comply with the Code’s provisions. E-acknowledgment forms will be maintained in an employee’s personnel file. Failure to read the Code or to e-sign the e-acknowledgment form does not excuse any employee from complying with the Code.